UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



                          July 11, 2000 (July 10, 2000)
                Date of Report (Date of earliest event reported)


                                 Rent-Way, Inc.
             (Exact name of registrant as specified in its charter)


      Pennsylvania                000-22026                       25-1407782
State or other jurisdiction Commission File Number(IRS Employer of corporation)
                                                            (Identification No.)


One RentWay Place, Erie, Pennsylvania             16505
(Address of principal executive offices)         Zip Code



Registrant's telephone number, including area code:       (814) 455-5378
                                                       -----------------------

Item 5.           Other Events

         ERIE, PA -- Rent-Way, Inc. (NYSE: RWY) today announced that it has amended its existing credit facility to increase the size of the facility to $435 million. The amended facility consists of approximately $115 million in a revolving line of credit and approximately $320 million in term loans. The amended facility is provided through a syndicate of banks led by National City Bank, Harris Trust and Savings Bank, Bank of Montreal and Bank of America, N.A.

         William Morgenstern, Chairman of the Board and Chief Executive Officer of Rent-Way, commented that "this amended facility enables us to meet the capital needs of our aggressive growth initiatives. These initiatives include our recently announced agreement with Gateway, our new store opening plans and acquisitions. Under the Gateway agreement we are the exclusive supplier of Gateway computers and technologies in the rental-purchase industry. We are very encouraged by our initial results in renting Gateway computers in our stores. This amended facility will ensure that we are in a position to meet what we anticipate to be substantial demand from our customers for Gateway computers and related products, including Internet access."

         Rent-Way is the second  largest  rental-purchase  company in the United
States with 1,100 stores in 41 states. Rent-Way rents brand name household products, such as home entertainment equipment, furniture, computers and major appliances on a week-to-week or month-to-month basis under full service rental-purchase agreements.

         For more information, contact William McDonnell, Vice President and Chief Financial Officer of Rent-Way at 800-736-8929.





                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                Rent-Way, Inc.
                                        -----------------------------
                                                 (Registrant)





Date      July 11, 2000                 /s/ William A. McDonnell
      ---------------------         ---------------------------------------
                                               (Signature)
                                            William A. McDonnell
                                    Vice President and Chief Financial Officer






 Date      July 11, 2000                  /s/ Matthew J. Marini
      ----------------------         ---------------------------------------
                                                  (Signature)
                                              Matthew J. Marini
                                   Controller and Chief Accounting Officer